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Exhibit 4.2

        THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 27, 2004 (this "First Supplemental Indenture"), is by and among EXCO Resources, Inc., a Texas corporation (the "Issuer"), North Coast Energy, Inc., a Delaware corporation ("NCE"), North Coast Energy Eastern Inc., a Delaware corporation and a wholly-owned subsidiary of NCE ("NCEE") and, (together with NCE, the "NCE Guarantors"), and Wilmington Trust Company, as trustee (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Issuer, the Subsidiary Guarantors (as defined therein) and the Trustee are parties to an indenture dated as of January 20, 2004 (the "Indenture"), providing for the issuance of the Issuer's 7 1/4% Senior Notes Due 2011 (the "Securities");

        WHEREAS, NCE Acquisition, Inc. ("NCE Acquisition"), a Delaware corporation and a wholly-owned subsidiary of the Issuer, has merged with and into NCE (the "Merger");

        WHEREAS, the Issuer is required to cause the NCE Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which each such NCE Guarantor shall unconditionally and irrevocably guarantee the Issuer's obligations with respect to the Securities on the terms set forth in the Indenture; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this First Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

        1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    Agreements to Become Guarantors.    Each of the NCE Guarantors hereby unconditionally and irrevocably guarantees the Issuer's obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Securities applicable to a "Subsidiary Guarantor" therein.

        3.    Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

        4.    Notices.    For purposes of Section 14.02 of the Indenture, the address for notices to each of the NCE Guarantors shall be:

      EXCO Resources, Inc.
      12377 Merit Drive, Suite 1700
      Dallas, TX 75251

        5.    Governing Law.    This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        6.    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

        7.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction hereof.

        8.    The Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the NCE Guarantors.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

EXCO RESOURCES, INC.,
by	/s/ T.W. EUBANK Name: T.W. Eubank Title: President
NORTH COAST ENERGY, INC., as a Subsidiary Guarantor,
by	/s/ DOUGLAS MILLER Name: Douglas Miller Title: Chief Executive Officer
NORTH COAST ENERGY EASTERN, INC., as a Subsidiary Guarantor,
by	/s/ DOUGLAS MILLER Name: Douglas Miller Title: Chief Executive Officer
WILMINGTON TRUST COMPANY, as a Trustee
by	/s/ W. THOMAS MORRIS, II Name: W. Thomas Morris, II Title: Senior Financial Services Officer

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  Exhibit 4.2